Exhibit 6

LOAN AND PLEDGE AGREEMENT

This Loan and Pledge Agreement is between Alan Shortall having an address of xxxxxx (“Borrower”) and Equities First Holdings, LLC, a Delaware limited liability company having a place of business at 10 West Market Street, Suite 3050, Indianapolis, IN 46204 (the “Lender”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lender provide a loan, and possible subsequent loans, to be secured by collateral of the Borrower, which collateral will be bought, sold or otherwise utilized by the Lender during the term of the loan;

WHEREAS, the Lender is willing to furnish such loan or loans, but only upon the terms and conditions contained herein, including, without limitation, the execution, delivery, and, where appropriate, the filing or recording of certain agreements; and

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall mean this Loan and Pledge Agreement including any Exhibits and Schedules hereto and as amended or supplemented from time to time.

“Change in Collateral” shall mean and have occurred if substantially all of the stock or securities of the company which issued the Pledged Collateral is acquired in a cash or stock and cash transaction and the stock or security representing the Pledged Collateral ceases to be traded on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service. See Section 9.1 for full definition and effect.

“Closing Statement” shall mean a statement in the form attached to this Agreement as Exhibit 1, which Closing Statement shall be delivered by the Lender to the Borrower prior to with the funding of the Loan.

“Currency” the parties agree that all loans shall be priced, closed and funded in United States of American Dollars (“USD”). If the Pledged Collateral is a security or instrument which is priced and traded in a market and currency other than USD, the parties agree to convert to USD for all purposes and calculate the currency exchange rate to USD from the currency of the market in which the security or instrument is traded as set forth herein.

“Currency Exchange Rate” the parties agree that to calculate the currency exchange rate from any currency other than USD into USD equivalent they will utilize and rely upon the Wall Street Journal (“WSJ”) U.S. Dollar foreign exchange rate daily closing price for the same three consecutive Exchange Business Days as utilized to establish the “Fair Market Value” (“FMV”) as defined herein and average the daily converted closing price for those same three days to establish the FMV.

“Delivery versus Payment” (“DVP”) the payment for securities is simultaneous with delivery.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof.

“Exchange Business Day” shall mean any day that is a trading day on the national or international securities exchange which is the primary exchange where the Pledged Shares trade on a regular basis.

“Fair Market Value” (“FMV”) shall mean with respect to the shares provided as Pledged Collateral if the principal market for the Pledged Collateral is a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service, the average of the last sale price on three consecutive Exchange Business Days with the first day being the day that the Pledge Collateral is received and posted to the Lender’s account. That average price shall be the per share price of the Pledged Collateral to establish its Fair Market Value.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loan Principal Amount” shall mean the amount of monies borrowed by Borrower from Lender under Section 2.1 hereof.

“Loan Documents” shall mean collectively, this Agreement, the Closing Statement, and any other agreements, documents, instruments, exhibits or statements delivered in connection with the Loan. Each to be contemporaneously executed and read and construed together in a manner so as to give meaning and effect to all their provisions.

“Maturity Date” means the scheduled term and termination date for the Loan which shall be two (2) years subsequent to the Occurrence of the Closing Date.

“Obligations” shall mean all obligations and liabilities of the Borrower to Lender of every kind, nature and description, present or future, direct or indirect, arising out of the Loan and Pledge Agreement or any documents delivered pursuant to either of them including, without limitation, (i) the payment in full when due of the Loan and all interest thereon, the payment of all amounts payable by the Borrower to the Lender under the terms of the Loan Agreement or any other Loan Document and the payment and performance in full when due of all other liabilities and obligations of the Borrower to the Lender under the Loan Agreement and the other Loan Documents and (ii) the observance and performance by the Borrower of the obligations to be observed and performed by it hereunder or under any related agreement, instrument or document.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Pledged Collateral” shall mean the 100,000 shares of Unilife Corp. (UNIS.US), (collectively, the “Pledged Shares”) and all instruments, securities or other property representing a dividend or other distribution on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefore, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and all proceeds thereof.

“Term Loan” shall mean the Borrower and Lender agree that this Agreement sets forth the terms and conditions governing the Loan in which a specific amount of shares of a security are pledged in return for the loan of cash for an agreed upon time period until the Maturity Date unless the Borrower exercises its right to terminate the transaction on demand pursuant to Section 2.10 herein.

“Uniform Commercial Code” means the Uniform Commercial Code as adopted and in effect from time to time in the State of Indiana.

“Valuation Event” shall mean that the Fair Market Value of the Pledged Collateral has fallen to less than eighty percent (80%) of the Loan Principal Amount as measured by the average of the last sale price on three consecutive Exchange Business Days. See Section 8.1(g).

1.2 Use of Defined Terms. All terms defined herein shall have their defined meanings when used (without repeating the definition) in this Agreement or any other documents made or delivered in conjunction with this Agreement.

1.3 Lender’s and Borrower’s Discretion. Each of the Lender and the Borrower has the sole discretion and right to elect to not proceed with any loan with the Borrower at any time up until the closing.

SECTION 2

AMOUNT AND TERMS OF LOAN

2.1 Loan Principal Amount. Subject at all times to all of the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower funds equal to 68.5% of the current Fair Market Value of the 100,000 shares of Unilife Corp. (UNIS.US), as defined in Section 1.1, “Fair Market Value.” The Loan Principal Amount shall be funded no later than the Closing Date and shall be memorialized in a Closing Statement in the form of Exhibit 1 hereto, which is hereby incorporated by reference.

2.2 Interest Rate.

(a)	The Borrower shall pay to the Lender simple interest on the Loan Principal Amount for the term of the Loan at a fixed interest rate of 3.125%, per annum provided that the rate of interest shall never exceed that permitted by applicable law.

(b)	The Loan shall bear interest on the Loan Principal Amount for each day from the Closing Date until the Maturity Date. Interest on the Loan Principal Amount shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be due and payable quarterly commencing ninety (90) days from the Closing Date, for the preceding three months.

(c)	The payment of interest will be overdue if not received by the Lender within ten (10) calendar days of the due date. Any overdue interest payment shall bear a default interest rate of seven percent (7%) per annum on any overdue amounts until so paid If the overdue interest payment is not received by the Lender within thirty (30) days of the original due date the Lender will send a notice to the Borrower advising the Borrower that the Loan will terminate under the default provisions of this Agreement if the payments due are not received by the Lender within five (5) days from the date such final notice was sent.

2.3 Loan Origination Fee. Contemporaneous with the funding of the Loan by the Lender on the Closing Date, the Borrower shall pay an agreed upon loan origination fee of 4% of the Loan. The Lender is authorized to deduct the loan origination fee from the principal amount being borrowed, if a fee is charged.

2.4 Closing. On the same day that the Shares are delivered to Lender’s account Delivery versus Payment (DVP), a portion of the Loan Amount, Seventy-Five Thousand Dollars ($75,000) will be settled (paid) to the Borrower’s account:

Bank/Institution Name:	xxxxxx
ABA Routing Number:	xxxxxx
Account Number:	xxxxxx
For Credit to:	Alan D. Shortall

No later than three (3) Exchange Business Days from the satisfaction of the conditions to Lender’s Obligations set forth in Section 6 herein, the remaining balance of the Loan Amount shall be paid at the Closing (the “Closing Date”). Lender shall provide the Closing Statement to the Borrower prior to the closing. The Lender has the discretion and right to elect not to proceed with any transaction with the Borrower up until the completion of the Closing. On the Closing Date, the remaining balance of the Loan Amount (minus the previously paid $75,000), DVP, any origination fee as set forth in the Closing Statement, not satisfied in cash by the Borrower) shall be wired to the Borrower’s account per the following instructions:

Bank/Institution Name:	xxxxxx
ABA Routing Number:	xxxxxx
Account Number:	xxxxxx
For Credit to:	Alan D. Shortall

2.5 Term of Loan and Maturity Date of Loan. This Term Loan shall mature, and the Loan Principal Amount together with all accrued interest thereon shall be due and payable two (2) years subsequent to the occurrence of the Closing Date (the “Maturity Date” or “Maturity”). The term of the Loan shall begin on the Closing Date and end on the Maturity Date (the “Loan Term”). The Closing Date shall be set in accordance with Section 2.4 of this Agreement and the Closing Statement shall identify the Closing Date. If the Loan Principal Amount is unpaid on or before the Maturity Date, and given that there is no Event of Default that is uncured, the Maturity Date will be extended one time by the Lender for one year.

2.6 Application of Payments. Any funds received as payment from or on behalf of the Borrower (whether pursuant to any of the terms and provisions of the Loan Documents or otherwise) shall be applied by Lender to the following items in the following manner:

(i)	first, to the payment of any accrued and unpaid interest, and any fees due under the Loan Agreement (after taking into account any dividend or other distributions received with respect to the Pledged Collateral); and

(ii)	second, unless such sums are paid by the Borrower at the Maturity Date to satisfy the Obligations, to such use as the Lender may elect (it being understood that Lender shall have no obligation to credit such payment to principal or interest except as otherwise provided herein).

(iii)	third, it being understood and agreed that to the extent EFH sells the Shares during the term of the loan, there is no obligation to apply the proceeds of that sale to the outstanding debt and Uniform Commercial Code § 9 – 207, shall have no applications to this transaction or effect on the contract and funds received in respect to the sale shall not reduce the Loan Principal Amount or any other Obligation.

2.7 Repayment of Loan Principal Amount and Interest on Maturity Date. The Borrower has the obligation to repay the Loan Principal Amount plus any other Obligations due to the Lender, including but not limited to interest due on the Loan Principal Amount on the Maturity Date. If Lender has not received the full Loan Principal Amount and all other Obligations due to the Lender in immediately available funds before the close of business within ten (10) calendar days after the Maturity Date, Borrower shall pay to Lender a late charge equal to five percent (5%) of the amount of the Loan Principal Amount that is then immediately due. Such late charge shall be assessed only once, but shall be in addition to and cumulative with all other interest charges, rights, benefits and remedies available to Lender under any of the Loan Documents on account of any default by Borrower. Failure by the Borrower to repay the Loan Principal Amount when due on or before the Maturity Date or within ten (10) calendar days thereafter shall be an Event of Default.

Upon repayment in full of all Obligations by the Borrower, Lender shall return to the Borrower securities of Unilife Corp. (UNIS.US) equal to the amount which Borrower would have owned as if such Pledged Collateral had never been delivered to Lender, including any distributions, dividends or shares issued during the term of the loan.

2.8 Loan Maturity and Redelivery of the Pledged Collateral. This Agreement shall terminate when all of the Borrower’s Obligations have been paid in full. Within five (5) business days of the Borrower’s satisfaction of the Obligations, the Lender shall reassign all right, title, ownership and interest in identical securities in the amount set forth above, as described in IRC § 1058, to the Borrower and redeliver the Pledged Collateral, without recourse or warranty, at the sole expense of the Lender.

Provided, however, that this Agreement shall be reinstated if any payment in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by the Lender for any reason, including without limitation by reason of the insolvency or bankruptcy of the Borrower or any other person. For the purpose of this Agreement, a return of identical securities means a return of the Pledged Shares as modified as a result of any split-up, revision, reclassification or other like change of the Pledged Shares. Any cash or shares tendered to buy down the Loan as a result of a Valuation Event are subject to redelivery and shall become part of the Pledged Collateral.

SECTION 3

NATURE OF LOAN AND PLEDGE

3.1 Opportunity For Gain or Loss. The Borrower retains the benefits and burdens of ownership of the Shares during the Term Loan including the right to exercise the Early Termination provision and the burden of risk in the event the Shares decline in value. The parties agree there is no diminution in the opportunity for gain or loss associated with the Agreement. EFH agrees to return to the Borrower shares identical to the Shares pledged, of the same class and issue as the securities pledged. In the event of a reorganization, recapitalization or merger of the issuer of the securities during the term of the Loan, EFH will return shares of the same class and issue as the securities pledged subject to the further provisions of Section 9 herein.

3.2 Dividends, Interest and Other Distributions. The Borrower, as the transferor of the stock, shall receive from EFH a payment or credit against interest due of an amount equivalent to all interest dividends and other distributions which the beneficial owner of those securities is entitled to receive during the period of the loan which ends with the transfer of identical securities back to the Borrower when all outstanding principal, interest and other amounts due under the Agreement are paid and all obligations of the Borrower are extinguished. See, IRC § 1058(b)(2) (hereinafter referred to as the “Dividend Amount”).

3.3 Voting. The Borrower hereby waives the right to vote, or to provide any consent or to take any similar action with regard to the Shares in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan. The Lender, EFH, also waives the right to vote, or to provide any consent or to take any similar action with respect to the Shares and will not vote any Shares it holds during the term of the Loan.

SECTION 4

PLEDGE

4.1 Pledge by Borrower as Pledgor. The Pledgor hereby pledges, and assigns to the Lender, and hereby transfers to the Lender all right, title, ownership and interest in and to (all the foregoing herein called the “Pledge”), the following described property hereinafter called the “Pledged Collateral”: the 100,000 shares of Unilife Corp. (UNIS.US), evidencing such shares and all instruments, securities or other property representing the Shares (collectively, the “Pledged Shares” or “Pledged Collateral”).

4.2 Covenant Regarding Collateral Value. During the term of the Loan the minimum value of the Pledged Collateral must always be at least eighty percent (80%) of the Loan Principal Amount so as to provide the Lender adequate security for the Loan. This is an affirmative covenant which requires the Borrower to maintain the agreed level of security as measured by the value of the collateral or pay a fee to modify the covenant. If the FMV of the Pledged Collateral has fallen to less than 80% of the Loan Principal Amount, a “Valuation Event” as defined herein occurs and the opportunity to cure this breach of the Loan Covenant arises pursuant to Section 8.1(g).

4.3 Lender’s Appointment of Agent and Lender’s Rights. The Lender shall have the right to appoint one or more agents for the purpose of receiving possession of the Pledged Collateral, which may be held in the name of the Lender or any nominee of the Lender or any agent appointed by the Lender.

4.4 Actions By Lender Related to Pledged Collateral. Borrower acknowledges and agrees that as long as the Loan Principal Amount or the Obligations remain due and outstanding, Lender may take any and all actions with respect to the Pledged Collateral as the Lender, in its sole and absolute discretion, may deem to be advisable, including, without limitation, selling and buying some or all of the Pledged Collateral during the term of this Agreement utilizing the Pledged Collateral as a part of hedging transactions, transferring the Pledged Collateral within or among one or more depositary accounts, and creating and trading derivative instruments that are backed, in whole or in part, by the Pledged Collateral. Lender is under no obligation to sequester, hold, retain or escrow the Pledged Collateral in any manner, nor keep it apart from any other assets of Lender, and Lender may combine the Pledged Collateral, in whole or in part, with any other assets. Any such sale or other disposition of any Pledged Collateral shall be deemed to be commercially reasonable, fully authorized and approved by the Borrower pursuant to the Loan Documents. It is further agreed the Lender is not required to apply the proceeds of the sale of any Pledged Collateral that may occur during the term of the Loan to reduce the Loan Principal Amount or any other Obligations and any such sale does not discharge the liability of the Borrower in any way.

4.5 Rights Under Uniform Commercial Code. In addition to the rights and remedies granted to the Lender in the Loan Documents, the Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code. The Lender shall have the right in its sole discretion to determine which rights, security, liens, guaranties or remedies it shall retain, pursue, release, subordinate, modify or enforce, without in any way modifying, affecting or diminishing any of the other of them or any of the Lender’s rights hereunder.

SECTION 5

REPRESENTATIONS

5.1 Statements as to Knowledge. Any statements, representations or warranties which are based upon the knowledge of the Borrower shall be deemed to have been made after due inquiry with respect to the matter in question but without Borrower being required to seek an opinion of counsel with respect thereto.

5.2 Each party represents and warrants to the other that:

a.	It is duly authorized to execute and deliver this Agreement, to enter into the transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

b.	It will engage in this Agreement and the transactions contemplated hereunder (other than Agency Transactions) as principal;

c.	The person signing this Agreement is, and any person representing a business entity in entering into a transaction will be, duly authorized to do so on its behalf;

d.	It has obtained all authorizations of any governmental or regulatory body required in connection with this Agreement and the transactions contemplated hereunder and such authorizations are in full force and effect;

e.	The execution, delivery and performance of this Agreement and the transactions contemplated hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected;

f.	There exists no judgment, order, injunction or other restraint issued or filed which prohibits the making of the transaction or the consummation of the other transactions contemplated hereby, and no action, suit, litigation or similar proceeding at law or in equity by or before any court, governmental authority, or agency exists or is threatened with respect to the transactions contemplated hereby;

g.	It has satisfied itself and will continue to satisfy itself as to the tax implications of the transactions contemplated hereunder;

h.	The obligations under this Agreement constitute each party’s legal, valid and binding obligations, enforceable in accordance with their respective terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law);

i.	At the time of transfer to the other party of any Shares it will have the full and unqualified right to make such transfer and that upon such transfer of Shares the other party will receive all right, title and interest in and to those Shares or Securities free of any lien, claim charge or encumbrance.

On the date on which any Agreement is entered into and on each day on which the Pledged Collateral is to be transferred under the Agreement, Lender and Borrower shall each be deemed to repeat all of the foregoing representations.

SECTION 6

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LENDER

Lender represents and warrants to Borrower that:

6.1 Short Selling. The Lender is not engaged, directly or indirectly, in short selling any security by borrowing the shares from any entity or person and later buying shares in the same security, then returning the borrowed shares in an effort to make a profit.

6.2 Front Running. The Lender is not engaged, directly or indirectly, in buying or selling ahead of (“front running”) the arrival of the Pledged Collateral.

6.3 Margin Stock. It is not engaged, directly or indirectly, in the business of obtaining credit for the purpose of purchasing or carrying any margin stock (as defined in Regulation U of the FRB, 12 CFR Part 221, “Margin Stock”).

SECTION 7

CONDITIONS TO LENDER’S OBLIGATIONS

The obligation of the Lender to make the Loan is subject to the satisfaction of the following conditions precedent (to the satisfaction of the Lender):

7.1 Pre-Closing Deliveries. The Borrower shall have delivered to the Lender:

a.	the Agreement duly executed by the Borrower; and

b.	the stock in electronic form representing the Pledged Collateral. Instructions for electronic transfer of stock to Lender are as follows:

Bank/Institution Name:	xxxxxx
DTC No.:	xxxxxx
Account Name:	xxxxxx
Account Number:	xxxxxx

7.2 Legal Matters. All matters and all documentation and other instruments in connection with the Loan shall be satisfactory in form and substance to each party and its counsel, and counsel to each party shall have received copies of all documents which it may reasonably request in connection with the Loan.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. An “Event of Default” shall exist if any one or more of the following shall occur:

(a)	Failure by Borrower to pay the Interest within thirty (30) days of the date when due or the Loan Principal Amount when due or any other Obligations when due to the Lender within ten (10) calendar days of the date when due, whether on the interest due date, the Maturity Date or any earlier date resulting from acceleration; or

(b)	If any representation or warranty made by Borrower in this Agreement or in any statement furnished at or in contemplation of the Closing Date or pursuant to this Agreement or any other Loan Document shall prove to have been knowingly untrue or misleading in any material respect at the time made; or

(c)	Default by Borrower in the performance of or observance of any covenant or agreement contained in this Agreement or which is not cured within a reasonable time; or

(d)	If the stock provided as Pledged Collateral is removed from a national or international securities exchange, or trading is halted for more than three (3) Exchange Business Days by a regulatory agency, or

(e)	If Borrower shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or Borrower admits in writing its inability to pay its debts as they mature, or the Borrower shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or other relief with respect to it or its debts; or

(f)	The Agreement shall cease to create at any time and for any reason a valid and perfected first priority security interest in and to the property subject thereto or the validity or priority of such security interest shall be contested by Borrower or by any other Person; or the Agreement shall at any time after its execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by Borrower or by any other Person; or

(g)	If a Valuation Event occurs and Borrower fails to cure such Valuation Event as provided herein. If a Valuation Event occurs, the Lender shall provide written notice of such event to the Borrower, and upon receipt of such written notice Borrower shall have five (5) business days commencing on the date the written notice is received to cure, in cash or stock equivalent, the deficiency in such value. Within such cure period, the Borrower must cure this default by the delivery to the Lender of additional cash or shares of Unilife Corp. (UNIS.US) in the amount necessary to pay up such deficiency. The Lender shall have the right to demand the payment of cash and shall have no obligation to accept shares of Unilife Corp. (UNIS.US) if the Lender elects to demand a cure in the form of cash. The provision of additional cash or free-trading shares shall serve to reduce the Loan Covenant (Section 4.2) regarding the value of the collateral to the new lower minimum Fair Market Value for the Pledged Collateral. Such additional cash or securities tendered by the Borrower are a fee which buys down the Loan Covenant regarding the minimum Fair Market Value of the Pledged Collateral securing the Obligations. Such additional buy down cash or shares do become part of the original Pledged Collateral and are subject to redelivery at Maturity. At origination the Borrower and the Lender agreed to a minimum collateral value in the Loan Covenant for the Pledged Collateral for the Loan. The payment of additional cash or securities as a fee serves to establish a new lower minimum collateral value for the Loan.

8.2 Lender’s Rights Upon Default.

(a) Acceleration. Upon the occurrence of an Event of Default which remains uncured, the Loan, together with any accrued and unpaid interest thereon, shall be immediately due and payable without notice or demand, presentment, or protest, all of which are hereby expressly waived.

(b) Lender’s Rights and Remedies. At any time after the occurrence of an Event of Default which remains uncured, Lender may exercise the rights and remedies afforded to it under the Agreement with respect to the Pledged Collateral and may take, sell or otherwise dispose of any remaining Pledged Collateral then held as the Lender’s own property. Borrower agrees that Lender may or may not proceed, as it determines in its sole discretion, with any or all rights, benefits, and remedies which it may have against Borrower as provided in the Agreement subject to the limitation of remedies set forth below.

(c) Non-Recourse Loan and Pledge. Subject to the qualification below, the Lender agrees to limit its remedies as follows, for itself, its representatives, successors and assigns in the event that the Borrower fails to meet its obligation to repay the Loan Principal Amount plus any other Obligations: (i) the Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, or any representative, successor, assign or affiliate of the Borrower, and the Borrower shall have no personal liability for the Obligations; and (ii) the Lender, and any such representative, successor or assignee, but shall look only to the property, in the Pledged Collateral, for payment of the Obligations and will not make any claim or institute any action or proceeding against the Borrower, or any representatives, successors, assigns or affiliate of the Borrower, for any deficiency remaining after collection upon the Pledged Collateral, except as provided below.

Provided, however, notwithstanding the foregoing, the Borrower is and will remain personally liable for any deficiency remaining after collection of the Pledged Collateral to the extent of any loss suffered by Lender, or its representatives, successors, endorsees or assigns, is caused by Borrower based in whole or in part upon damages arising from any fraud, misrepresentations or the breach of any representation or warranty in the Loan Documents.

SECTION 9

CHANGE IN COLLATERAL

9.1 Acceleration of Maturity Due to Change in Collateral.

(a) In the event that a Change of Collateral, as defined herein, does occur, and the stock or securities of the company which issued the Pledged Collateral is acquired in a cash or stock and cash transaction then the Maturity Date for this Loan is automatically accelerated so that the Obligations become payable 45 days after the actual acquisition and closing date of the Change in Collateral event. Under those circumstances the Borrower and the Lender agree to and shall proceed as follows:

(1) In the event that a Change of Collateral does occur, the Pledged Collateral will be valued by utilizing the final takeover price or acquisition price at the time of the Change in Collateral closing date multiplied by the total number of shares received as Pledged Collateral. This sum of the number of shares of Pledged Collateral multiplied by the per share acquisition price, be it cash or cash plus stock valued as of the closing date, shall represent the sole and only purchase price value of the Pledged Collateral resulting from the Change in Collateral.

(2) The Borrower remains obligated under section 2.9 herein to repay the Loan Principal Amount plus any accrued or unpaid interest on the Loan Principal Amount to the date that the Obligations become payable but said amounts will be subtracted by the Lender from the purchase price value of the Pledged Collateral as calculated in Section 9.1(a)(1) above.

(3) If the purchase price value of the Pledged Collateral, as calculated in Section 9.1(a)(1) above, is an amount which is greater than the payment Obligations owed by the Borrower, as set forth in paragraphs (2) above, then any net excess purchase price proceeds will be paid by the Lender to the Borrower within five (5) Exchange Business Days. If the purchase price value of the Pledged Collateral is an amount which is less than the payments owed by the Borrower as set forth in paragraphs (2) above, then any net excess purchase price proceeds remain the property of the Lender and no payments are due from the Lender to the Borrower. In each event the Loan and Pledge Agreement are terminated.

(b) In the event that a Change of Collateral occurs which results from the stock or securities of the company which issued the Pledged Collateral being acquired in an all-stock transaction where substantially all of the stock or securities of the company which issued the Pledged Collateral is acquired in a stock transaction and the stock or security representing the Pledged Collateral ceases to be traded on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service, then that new security, stock or share instrument is substituted for and becomes the Pledged Collateral and there is no acceleration of the maturity date for the Loan and Pledge Agreement. The Loan and Pledge remain intact because there has been a substitution of Pledged Collateral. At maturity the Borrower remains obligated under the terms of the Loan and Pledge Agreement and the Lender will be obligated to redeliver the Pledged Collateral pursuant to paragraph 2.9 recognizing that the new security, stock or share instrument is substituted for and becomes the Pledged Collateral. The number of shares to be redelivered shall be determined by multiplying the number of shares of the original Pledged Collateral by the number of shares of the acquiring stock tendered for each share of the Pledged Collateral which would reflect the final buyout ratio of acquiring stock to the acquired stock.

SECTION 10

ARBITRATION

10.1 Any claim, dispute, or controversy (“Claim”) arising from or relating to this Agreement or the relationships resulting from this Agreement, wherever and by whomever commenced, shall, upon delivery of a written notice demanding arbitration to the other party (including a written notice after the commencement of a lawsuit or a notice contained in court filings in any such lawsuit), be resolved by binding arbitration pursuant to the Federal Arbitration Act, 9 USC §§ 1 et seq., and the applicable rules of the American Arbitration Association (“AAA”) or JAMS in effect at the time of the written notice demanding arbitration. The term “Claim” as used in this Agreement is to be given the broadest possible meaning, and includes but is not limited to claims, disputes, or controversies arising from or relating to soliciting, originating, closing, or enforcing the transaction that is the subject of the Loan Documents.

10.2 Borrower may select which of AAA or JAMS to use for purposes of administering an arbitration governed by this Agreement. The address, telephone number, and web site containing applicable rules for each of these arbitration administrators is as follows:

AAA

Corporate Headquarters

1633 Broadway, 10th Floor

New York, NY 10019

212-716-5800

www.adr.org

JAMS

71 South Wacker Drive

Suite 3090

Chicago, IL 60606

312-655-0555

www.jamsadr.com

If Borrower fails to select an arbitration administrator within thirty (30) days from the date it or we deliver notice demanding arbitration, Lender will choose one. Any arbitrator must be a commercial lawyer with more than ten (10) years of experience in a regionally recognized law firm or a retired Federal judge or judge who served as a regular member of a state court of intermediate or final appellate jurisdiction.

10.3 Arbitrations seeking monetary relief less than $100,000.00 in the aggregate will be held within the federal judicial district encompassing the city where Borrower resides or is located. Arbitrations seeking monetary relief of $100,000.00 or more in the aggregate will be held in Indianapolis, Indiana.

10.4 Each party shall pay one-half of any fees charged by the arbitration administrator for Claim(s) asserted by a party in the arbitration.

10.5 THIS AGREEMENT IS FULLY BINDING IN THE EVENT THAT A CLASS ACTION OR SIMILAR LAWSUIT IS FILED IN WHICH BORROWER WOULD BE A CLASS REPRESENTATIVE OR MEMBER. BORROWER AND LENDER AGREE THAT THERE SHALL BE NO CLASS OR CONSOLIDATED ARBITRATION OF ANY CLAIM. FURTHERMORE, CLAIMS BROUGHT BY OR ON BEHALF OF OTHER BORROWERS MAY NOT BE CONSOLIDATED WITH OR ARBITRATED IN ANY ARBITRATION PROCEEDING THAT IS CONSIDERING BORROWER’S CLAIMS UNLESS SAID OTHER BORROWERS ARE PARTIES TO THE SAME LOAN AGREEMENT. SIMILARLY, BORROWER MAY NOT JOIN WITH OTHER BORROWERS TO BRING CLAIMS IN THE SAME ARBITRATION PROCEEDING UNLESS ALL OF SUCH OTHER BORROWERS ARE PARTY TO THE SAME LOAN TRANSACTION.

SECTION 11

NOTICES AND OTHER COMMUNICATIONS

11.1 Any notice or other communication to be given under this Agreement shall:

(a)	be in the English language, and except where expressly otherwise provided in this Agreement, shall be in writing;

(b)	may be given in any manner described in sub-paragraph 11.2 below;

(c)	shall be sent to the party to whom it is to be given at the address or number, or in accordance with the electronic messaging details, set out herein.

11.2 Any such notice or other communications shall be deemed effective:

(a)	if in writing and delivered in person or by courier, at the time when it is delivered;

(b)	if sent by telex, at the time when the recipient’s answerback is received;

(c)	if sent by facsimile transmission, at the time when the transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(d)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), at the time when that mail is delivered or its delivery it attempted;

(e)	if sent by electronic messaging system, at the time that electronic message is received except that any notice or communication which is received, or delivery of which is attempted, after close of business on the date of receipt or attempted delivery or on a day which is not a day on which commercial banks are open for business in the place where that notice or other communication is to be given shall be treated as given at the opening of business on the next following day which is such a day.

11.3 If–

(a)	there occurs in relation to either party an event which gives rise to the service of a Default Notice; and

(b)	the non-Defaulting Party, having made all practicable efforts to do so, including having attempted to use at least two of the methods specified in sub-paragraph 11.2 has been unable to serve a Default Notice by one of the methods specified in those sub-paragraphs (or such of those methods as are normally used by the non-Defaulting Party when communicating with the Defaulting Party), then the non-Defaulting Party may sign a written notice (a “Special Default Notice”) which:

(i)	specifies the relevant event referred to by paragraph which has occurred in relation to the Defaulting Party;

(ii)	states that the non-Defaulting Party, having made all practicable efforts to do so, including having attempted to use at least two of the methods specified in sub-paragraphs 11.2, has been unable to serve a Default Notice by one of the methods specified in those sub-paragraphs (or such of those methods as are normally used by the non-Defaulting Party when communicating with the Defaulting Party);

(iii)	specifies the date on which, and the time at which, the Special Default Notice is signed by the non-Defaulting Party; and

(iv)	states that the event specified in accordance with sub-paragraph (i) above shall be treated as an Event of Default with effect from the date and time as specified.

On the signature of a Special Default Notice the relevant event shall be treated as effective from the date and time so specified as an Event of Default in relation to the Defaulting Party, and the Special Default Notice shall be treated and accepted as an effective Default Notice. Any Special Default Notice should also be sent in a manner contemplated under 11.2.

11.4 All notices, demands or other communications hereunder shall be given or made in writing at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties:

TO BORROWER:

Alan Shortall

xxxxxx

xxxxxx

TO EQUITIES FIRST HOLDINGS LLC:

Equities First Holdings LLC

10 West Market Street

Suite 3050

Indianapolis, IN 46204

11.5 Construction, Jurisdiction, and Venue. This Agreement, the Pledge Agreement, and all instruments or agreements delivered hereunder shall be governed by and construed in accordance with the laws of the State of New York, excluding them from any principles of conflicts of laws. Except to the extent either party exercises its right to demand arbitration pursuant to Section 10 of this Agreement, any legal action, claim or lawsuit commenced by one party against the other arising out of or in connection with this Agreement, and all instruments or agreements delivered hereunder shall be brought exclusively in the courts of the State of Indiana, including Federal Courts located therein, and such courts shall be the exclusive jurisdiction and venue for any such legal action, claim or lawsuit.

11.6 Consent to Jurisdiction, Venue and Jury Trial Waiver. Borrower hereby consents to the jurisdiction of all the courts of the State of Indiana, including Federal Courts, for the purpose of any suit, action or other proceeding arising out of any of Borrower’s obligations under or with respect to this Agreement, and expressly waives any and all objections Borrower may have as to venue in any of such courts. In addition, Borrower consents to the service of process by United States certified or registered mail, return receipt request, addressed to Borrower at the address provided herein. Borrower also, to the extent permitted by law, waives trial by jury in any action brought on or with respect to this Agreement and agrees that in the event this Agreement shall be successfully enforced by suit or otherwise, Borrower will reimburse the holder or holders of the Obligations, upon demand, for all reasonable expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses.

SECTION 12

12.1 Entire Agreement. This Agreement shall supersede any existing communications, term sheets, or agreements between the parties containing general terms and conditions for transactions. Each provision and agreement herein shall be treated as separate from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

12.2 Single Transaction. Each party acknowledges that, and has entered into this Agreement and will enter into each transaction hereunder in consideration of and in reliance upon the fact that the loan and pledge transactions hereunder constitute a single business and contractual relationship and are made in consideration of each other. Accordingly, each party agrees: (i) to perform all if its obligations in respect to the entire transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect to the entire transactions hereunder, and (ii) that payments, deliveries and other transfers made by either of them in respect of any transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect to the entire transaction hereunder.

12.3 Severability. If one or more provisions of this Agreement or the applicability of any such provisions to any set of circumstances shall be determined to be invalid or ineffective for any reason, such determination shall not affect the validity and enforceability of the remaining provisions or the applicability of the same provisions or any of the remaining provisions to other circumstances.

12.4 Not a Purpose Loan. No part of the proceeds will be used to:

(a)	Purchase any Margin Stock which is subsequently used for a margin loan or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the FRB.

(b)	Make any contribution, loan, purchase of equity or other payment to, from or for the benefit of the Issuer or any Person that to the knowledge of Borrower is an Affiliate of the Issuer.

(c)	If the Borrower is an Affiliate of the Issuer then the Loan Proceeds shall not be transferred to the Issuer.

12.5 Intent. The parties agree and intend that this securities lending transaction is not a taxable disposition because the transaction qualifies for non-recognition treatment under Internal Revenue Code § 1058 (citation). The parties further agree that economic substance of the transaction is that this is a private loan of securities in which shares serve as collateral for the Loan where EFH has advanced money to the Borrower and the Borrower has an obligation to repay it upon such terms as the parties have agreed.

Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be “exchange contracts” or “futures” or “options” for purposes of the rules of any securities exchange and that any Loan hereunder shall not be governed by the buy-in or any rules of any such exchange, registered national securities association or other self-regulatory organization.

SECTION 13

NON-ASSIGNABILITY AND TERMINATION

13.1 Neither party may assign, charge or otherwise deal with (including without limitation any dealing with any interest in or the creation of any interest in) its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall insure to the benefit of the parties and their respective successors and assigns.

13.2 Either party may terminate this agreement by its terms by giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any transactions then outstanding. All remedies hereunder shall survive termination in respect of the relevant transaction and termination of this Agreement.

SECTION 14

INDEMNITY AND LIMITATION OF LIABILITY

14.1 Either party shall indemnify and hold the other party harmless against any and all claims, demands, proceedings, suits, actions, damages, liabilities, losses, expenses and costs (which shall include, but not limited to all costs of defence, investigation and accounting and legal fees) to which the other party may become subject as a result of the defaulting party’s fraud, negligence, wilful misconduct or breach of any obligation under this Agreement.

14.2 Either Party’s total aggregate liability to the other party in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement shall be limited to $100,000 USD (One Hundred Thousand US Dollars).

14.3 Neither party shall be liable for any indirect, incidental or consequential loss or damages, including loss revenue or profits or losses arising from its normal course of business, even if a party has been advised of the possibility of such damages.

14.4 Each provision of this Section operates independently and survives the termination of this Agreement.

SECTION 15

NO WAIVERS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and the failure or delay in the exercise of any remedy hereunder by any party shall not constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such modification, waiver or consent shall be in writing and duly executed by both of the parties hereto. The failure or delay to give any notice herein will not constitute a waiver of any right to do so at a later date.

SECTION 16

FURTHER ASSURANCES

Borrower hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by Lender in order to carry out fully the intent and accomplish the purposes of this Agreement and the transactions referred to herein. Borrower agrees to take any action which Lender may reasonably request in order to obtain and enjoy the full rights and benefits granted to Lender by this Agreement and each other agreement, instrument and document delivered to Lender in connection herewith.

SECTION 17

SECTION HEADINGS

The section headings used in this Agreement are for convenience of reference only and are not to affect the construction of the Agreement nor are they to be taken into consideration in interpreting this Agreement.

SECTION 18

SURVIVAL OF AGREEMENTS

Except as herein provided, all agreements, representations and warranties made herein and in any statement delivered pursuant hereto, shall survive the execution and delivery of this Agreement or any of the Loan Documents, and shall continue in full force and effect until the indebtedness of Borrower under the Loan Documents has been paid in full.

SECTION 19

CONFIDENTIALITY

This Agreement and any other related documents are to be kept confidential and are not to be reproduced in any manner whosoever for persons other than the parties hereto. Each party agrees not to circumvent the legitimate interests of the other party and to maintain this transaction in strict confidentiality. Each party agrees to maintain the confidentiality of any trade secrets, techniques, and contracts and contacts of the other party. Each party agrees not to engage in unauthorized communications (i.e. telephone calls, written inquiries, etc.) with the other party’s banks, insurers, contracting parties and contacts.

SECTION 20

NO RELIANCE

20.1 Each party will be deemed to represent to the other party on the date on which it enters into this Agreement that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary):

(a)	it is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether the transaction contemplated by this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisors (including its tax, legal, accounting and regulatory advisors) as it has deemed necessary;

(b)	it is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the transaction contemplated by this Agreement, it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this transaction contemplated by this Agreement;

(c)	no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the transaction contemplated by this Agreement;

(d)	it is capable of assessing the merits of and evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the transaction contemplated by this Agreement; and

(e)	it is also capable of assuming, and assumes, the financial and other risks contemplated by this Agreement.

SECTION 21

COUNTERPARTS; AMENDMENTS

21.1 This Agreement may be executed in counterparts, each of which shall be deemed an original.

21.2 None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Pledge Agreement to be duly executed as of the day and year written below. It is specifically agreed and understood that this Agreement shall not be binding upon the parties until the date it is actually signed by the Lender, and that shall be the effective date of the Agreement.

BORROWER:

By: Signed

Alan Shortall
Printed Name

Date

LENDER:

By: Signed

Printed Name

Title

Date

10 West Market Street, Suite 3050

Indianapolis, IN 46204

(317) 429-3500

Closing Statement

____________, 2014

Re:	Loan and Pledge Agreement (the “Agreement”) by and between Alan Shortall (“Borrower”) and Equities First Holdings, LLC (“Lender”)

To:	Alan Shortall

xxxxxx

xxxxxx

This comprises the Closing Statement referred to in the Agreement. Capitalized terms used but not defined herein shall have the meanings gives to such terms in the Agreement. No further or additional Closing Statement shall be provided with respect to the Loan set forth in the Agreement. The Closing Date of the Loan shall be                     , 2014.

On                     , 201    , you delivered and posted 100,000 shares of Unilife Corp. (UNIS.US) to the Lender’s Account pursuant to the Agreement. The average of the last sale price of Unilife Corp. (UNIS.US) on three consecutive Exchange Business Days ($            , $            , and $                    ) is $            . Accordingly, and calculated based upon a 68.5% LTV, the loan proceeds to be distributed to Borrower on the Closing Date under the Agreement will be as follows:

Principal Amount of the Loan	$
Loan Origination Fee (4%)	$
Less Advanced Funds		($75,000)
Net Loan Proceeds to Borrower	$

The Net Loan Proceeds will be transmitted to you on the Closing Date in accordance with the payment instructions provided in the Agreement. Specifically, to the following:

Bank/Institution Name:	xxxxxx
ABA Routing Number:	xxxxxx
Account Number:	xxxxxx
For Credit to:	Alan D. Shortall

The first quarterly interest payment due under the Loan and Pledge Agreement will be due on                     , 2015. Please ensure timely payment of this interest payment.

Equities First Holdings LLC appreciates your business and please do not hesitate to contact us at any time should you have any questions or concerns.

EXHIBIT 1